EXHIBIT 99.3

PROXY CARD

This proxy is solicited by the board of directors for the annual meeting of shareholders to be held on June 18, 2015.

By signing below, you appoint William (Bill) Y. Carroll, Sr. and William (Billy) Y. Carroll, Jr. to be your proxies. This appointment applies to each of them separately and allows them to appoint substitutes as needed. You are empowering them to vote all of your shares of SmartFinancial, Inc. common stock at the annual meeting of the company’s shareholders, which will be held on June 18, 2015, beginning at 5:30 p.m. local time, and at any adjournment or postponement of the meeting. If you wish to revoke your proxy and vote in person at the meeting, please arrive at the meeting location no later than 5:00 p.m. so that the company can confirm the number of shares eligible to vote.

Your proxies will vote on the proposals described in the accompanying notice of annual meeting and joint proxy statement/prospectus as you specify on this card. If you do not specify how you want your proxies to vote, your proxies will vote “FOR” the merger agreement, “FOR” the election of the seven directors listed in the joint proxy statement/prospectus, “FOR” the ratification of the company’s independent auditing firm, and “FOR” the adjournment of the annual meeting in the event there are insufficient votes present at the annual meeting to approve the merger agreement. If any other matters properly come before the meeting, your proxies will vote on these matters in accordance with the recommendations of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSALS.

1. Approval of the Merger Proposal. To approve and adopt an Agreement and Plan of Merger, dated December 5, 2014, by and among SmartFinancial, Inc., SmartBank, Cornerstone Bancshares, Inc., and Cornerstone Community Bank, and pursuant to which SmartFinancial will merge with and into Cornerstone Bancshares, Inc.

☐ FOR           ☐ AGAINST           ☐ ABSTAIN

2. Election of Directors. To elect the following seven directors to serve until (i) consummation of the merger, whereupon the seven directors will become directors of the surviving corporation of the merger, or (ii) in the event the merger is not consummated, the 2016 annual meeting and the qualification and election of their successors.

Victor L. Barrett	David A. Ogle
William (Billy) Y. Carroll, Jr.	Keith E. Whaley, O.D.
William (Bill) Y. Carroll, Sr.	Geoffrey A. Wolpert
Ted C. Miller

☐ FOR           ☐ AGAINST           ☐ ABSTAIN

If you want to vote for some directors but not all, indicate how you want your vote to be cast:

3. Ratification of Independent Accounting Firm. To ratify the appointment of Mauldin & Jenkins, LLC as the company’s independent accounting firm for 2015.

☐ FOR           ☐ AGAINST           ☐ ABSTAIN

4. Adjournment. To authorize the board of directors to adjourn the annual meeting if there are not sufficient votes present at the annual meeting to approve the merger agreement.

☐ FOR           ☐ AGAINST           ☐ ABSTAIN

5. Other Business. To transact any other business as may property come before the annual meeting or any adjournments or postponements of the annual meeting.

PLEASE SIGN AND DATE BELOW, AND RETURN THIS PROXY PROMPTLY TO US IN THE ENCLOSED ENVELOPE. Please sign your name exactly as it appears on your stock certificate. If your shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such.

DATED:________________, 2015                                _________________________________________________

SIGNATURE

__________________________________________________

SIGNATURE IF HELD JOINTLY

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Please print or type your name(s)

Number of shares that you own: ___________

If you plan on attending the annual meeting, indicate the number of anticipated attendees (including yourself): ______